Exhibit 99.1

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028,
telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 1

Zhongpin Inc. Enters Into Merger Agreement For “Going Private” Transaction

BEIJING and CHANGGE, November 26, 2012 – Zhongpin Inc. (Nasdaq: HOGS) (“Zhongpin”, the “Company”, “we”, “us” and “our”), a leading meat and food processing company in the People's Republic of China, today announced that it has entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Golden Bridge Holdings Limited, a Cayman Islands exempted company (“Parent”), Golden Bridge Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Mr. Xianfu Zhu, the Company’s Chairman and Chief Executive Officer.

Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the conditions to the transactions contemplated thereby, at the effective time of the merger, each share of the Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by (i) Parent or Merger Sub, (ii) Mr. Xianfu Zhu, Mr. Baoke Ben, Mr. Chaoyang Liu, Mr. Qinghe Wang, Mr. Shuichi Si and Ms. Juanjuan Wang (collectively, the “Rollover Holders”), who are party to an equity contribution agreement with Parent and Holdco pursuant to which they have agreed to contribute their shares of Company common stock to Parent immediately prior to the effective time of the merger, (iii) the Company or any direct or indirect wholly-owned subsidiary of the Company or (iv) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive $13.50 in cash (the “Per Share Merger Consideration”), without interest. Collectively, the Rollover Holders own approximately 26% of the Company’s outstanding common stock. In connection with the merger, each option to purchase Company common stock that is outstanding, whether vested or unvested, shall be cancelled at the effective time of the merger and converted into the right to receive, net of any applicable withholding taxes, cash in an amount equal to the excess of the Per Share Merger Consideration over the exercise price payable per share of Company common stock issuable under each option. The Per Share Merger Consideration of $13.50 represents a premium of approximately 47% over the closing price on March 26, 2012, the last trading day prior to the Company’s announcement on March 27, 2012 that it had received a “going private” proposal from Mr. Xianfu Zhu.

Parent and Merger Sub intend to finance the merger through a combination of an equity commitment of $85 million by China Wealth Growth Fund I L.P. and a $320,000,000 term loan facility from China Development Bank Corporation Hong Kong Branch.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028,
telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 2

The Company’s Board of Directors, acting upon the unanimous recommendation of the Special Committee formed by the Board of Directors, approved the Merger Agreement and the merger and resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement. The Special Committee, which is composed solely of independent and disinterested directors, negotiated the terms of the Merger Agreement with the assistance of its financial and legal advisors.

The merger, which is currently expected to close in the first quarter of 2013, is subject to the adoption of the Merger Agreement by an affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of Company common stock and (ii) stockholders holdings at least a majority of the outstanding shares of the Company’s common stock other than shares owned by Parent, Merger Sub, the Rollover Holders or any of their respective affiliates at a special meeting of the Company’s stockholders which will be convened to consider the adoption of the Merger Agreement, as well as certain other customary closing conditions. The merger agreement may be terminated under certain circumstances, including, among others, termination by mutual agreement of the parties or by either party if the merger is not consummated on or before November 26, 2013. In addition, the Company (acting upon the recommendation of the Special Committee) may terminate the Merger Agreement at any time for any reason on or prior to January 25, 2013 as set forth in the Merger Agreement. Mr. Xianfu Zhu and the other Rollover Holders have agreed under a voting agreement to vote all of the shares of Company common stock owned by them (which, as of the date of the Merger Agreement, comprises an aggregate of approximately 26% of the outstanding shares of the Company’s common stock) in favor of the adoption of the Merger Agreement. If completed, the merger will, under Delaware law, result in the Company becoming a privately-held company, wholly-owned by Parent. Following the merger, the Company’s common stock will no longer be listed on the NASDAQ Global Select Market.

Akin Gump Strauss Hauer & Feld LLP is serving as United States legal advisor to the Special Committee and O’Melveny & Myers LLP is serving as United States legal advisor to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is serving as United States legal advisor to the buyer group. Credit Suisse is serving as financial advisor to the buyer group.

Additional Information about the Merger

The Company will furnish to the Securities and Exchange Commission (the “SEC”) a report on Form 8-K regarding the proposed merger, which will include the Merger Agreement. All parties desiring details regarding the proposed merger are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028,
telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 3

In connection with the proposed merger, the Company will prepare and mail a proxy statement to its stockholders. In addition, certain participants in the proposed merger will prepare and mail to the Company’s stockholders a Schedule 13E-3 transaction statement. These documents will be filed with or furnished to the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E-3 transaction statement by mail, stockholders also will be able to obtain these documents, as well as other filings containing information about the Company, the proposed merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, these documents can be obtained, without charge, by contacting the Company at the following address and/or telephone number:

Zhongpin Inc.
21 Changshe Road, Changge City
Henan Province, People’s Republic of China
+86 10 8455 4188

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from our stockholders with respect to the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the proposed merger when it is filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other filings that may be made with the SEC should the proposed merger proceed.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028,
telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 4

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,447 retail outlets as of September 30, 2012. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia.

For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning expected benefits and costs of the proposed merger; management plans relating to the merger; the expected timing of the completion of the merger; the parties’ ability to complete the merger considering the various closing conditions, including any conditions related to regulatory approvals, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as ‘will,’ ‘believes,’ ‘expects’ or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (‘SEC’), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)

Director of Investor Relations

Telephone +86 10 8455 4188 extension 106 in Beijing

ir@zhongpin.com

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028,
telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 5

Mr. Warren (Feng) Wang (English and Chinese)

Chief Financial Officer

Telephone +86 10 8455 4388 in Beijing

warren.wang@zhongpin.com

Christensen

Mr. Victor Kuo (English and Chinese)

Telephone +86 10 5826 4939 in Beijing

vkuo@christensenir.com

Mr. Tom Myers (English)

Mobile +86 139 1141 3520 in Beijing

tmyers@christensenir.com

www.zpfood.com